Exhibit 1.2

REALPHA TECH CORP.

RESTRICTED STOCK PURCHASE AGREEMENT

This Agreement is made and entered into as of March 24, 2023 (the “Effective Date”) by and between reAlpha Tech Corp., a Delaware corporation (the “Company”), and Silicon Valley Bridge Bank, N.A. (“Purchaser”), in connection with the transactions contemplated by that certain Stock Purchase Agreement dated on or about the date hereof between the Company and Roost Enterprises Inc., a Delaware corporation d/b/a Rhove, as amended and in effect from time to time (the “Stock Purchase Agreement”).

1. SALE AND PURCHASE OF SHARES. On the Effective Date and subject to the terms and conditions of this Agreement and the Stock Purchase Agreement, the Company hereby sells and issues to Purchaser, and Purchaser hereby purchases from the Company, an aggregate of Forty-nine Thousand Twenty-nine (49,029) shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), in exchange for the consideration set forth in the Stock Purchase Agreement (the “Purchase Price”). As used in this Agreement, the term “Shares” refers to the Shares purchased under this Agreement and includes all securities received (a) in substitution of the Shares, (b) as a result of stock dividends or stock splits with respect to the Shares, and (c) in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.

2. PAYMENT OF PURCHASE PRICE; CLOSING.

2.1 Deliveries by Purchaser. Purchaser hereby delivers to the Company: (a) a duly executed copy of this Agreement; (b) payment of the Purchase Price via the consideration set forth in the Stock Purchase Agreement.

2.2 Deliveries by the Company. Upon its receipt of the entire Purchase Price and all the documents to be executed and delivered by Purchaser to the Company under Section 2.1, the Company will issue a duly executed stock certificate evidencing the Shares in the name of Purchaser, registered in Purchaser’s name.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as follows.

3.1 Authorization. Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Purchaser, will constitute a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of applicable law. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3 Disclosure of Information. Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities.

3.4 Restricted Securities. Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6 Accredited Investor. Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7 Residence. The office or offices of Purchaser in which its principal place of business is identified in the address or addresses of Purchaser set forth on the signature pages hereto.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

4.1 Organization and Corporate Power. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or assets requires such qualification. The Company has all requisite corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement.

4.2 Due Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by the Company. The execution and delivery by the Company of this Agreement and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by its board of directors, and no other corporate action on the Company’s part is necessary to authorize the foregoing. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, moratorium, and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and other equitable remedies and the application of equitable principles.

4.3 Non-Contravention. Neither the execution nor the delivery of this Agreement by the Company, nor the performance of its obligations hereunder by the Company, will:

(a) violate, breach or conflict with any provision of any law or order to which the Company is subject or by which the Company is bound or any provision of the Company’s certificate of incorporation or bylaws, each as amended and in effect on and as of the Effective Date (“Organizational Documents”), or any resolution adopted by the shareholders, board of directors or any committee of the board of directors of the Company; or

(b) conflict with, result in a violation or breach of or imposition of a lien upon, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations or loss of benefits under, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice, consent or waiver under, any material contract, agreement or instrument to which the Company is a party or is subject or by which it or any of its assets is bound.

5. RESTRICTIVE LEGEND. Purchaser understands and agrees that the Company will place a legend in substantially the form set forth below on any stock certificate(s) evidencing the Shares, together with any other legends that may be required by applicable state or federal securities laws or by the Company’s Organizational Documents:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

6. GENERAL PROVISIONS.

6.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; (c) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries; or (d) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day. All notices for delivery outside the United States will be sent by express courier. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Fenwick & West LLP, 801 California Street, Mountain View, California, 94041, Attention: David Healy, Esq; and if notice is given to Purchaser, a copy (which shall not constitute notice) shall also be sent to Morrison & Foerster, LLP, John Hancock Tower, 200 Clarendon Street, Floor 21, Boston, Massachusetts 02116, Attention: Alex Rheaume, Esq. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below the signature lines of this Agreement or at such other address as such other party may designate by one of the indicated means of notice herein to the other party hereto. A “business day” shall be a day, other than Saturday or Sunday, when the banks in the city of San Francisco are open for business.

6.2 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.3 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

6.5 Assignments; Successors and Assigns. This Agreement and a party’s respective rights and obligations hereunder may not be assigned without the consent of the other party. Subject to the foregoing, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.6 Entire Agreement. This Agreement together with the Stock Purchase Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

6.7 Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

6.8 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

6.9 Counterparts; Facsimile Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Purchase Agreement by their duly authorized representative as of the Effective Date.

COMPANY:		PURCHASER:

REALPHA TECH CORP.		SILICON VALLEY BRIDGE BANK, N.A.

By:	/s/ Giri Devanur	By:	/s/ Sam Simas
Name:	Giri Devanur	Name:	Sam Simas
Title:	CEO	Title:	Vice President

Address:		Address:

6515 Longshore Loop		3003 Tasman Drive
Dublin, OH 43017		Santa Clara, California 95054

Email: Giri.devanur@realpha.com		Email: ssimas@svb.com

[Signature Page to ReAlpha Tech Corp. Restricted Stock Purchase Agreement]